EXHIBIT 16.2


September 4, 2003

Mr. Christopher Every, CEO Enhance Biotech, Inc. 1285 Avenue of the Americas, 35th Floor
New York, New York  10019

Dear Mr. Every:

This is to confirm that the client-auditor relationship between Enhance Biotech, Inc. and/or its wholly owned subsidiary, Enhance Lifesciences, Inc. (Commission File No. 000-31653) and F. E. Hanson, Ltd. has ceased.

Very truly yours,


/s/ F.E. Hanson, Ltd.
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F.E. Hanson, Ltd.

cc: Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549